Exhibit 4.1

AMENDMENT NO. 1 TO UNSECURED LINE OF CREDIT AGREEMENT AND PROMISSORY NOTE

This Amendment No. 1 to Unsecured Line of Credit Agreement and Promissory Note (this "Amendment") is entered into as of July 22, 2009 by and among Radion Energy, LLC ("Radion"), Ocean Fund, LLC ("Ocean Fund"), Primary Colors, LLC ("Primary Colors") and R. Thomas Bailey, an individual ("Bailey"), and together with Radion, Ocean Fund and Primary Colors, "Lenders") and Raser Technologies, Inc., a Delaware corporation ("Borrower").

WHEREAS, the parties hereto have entered into an Unsecured Line of Credit Agreement and Promissory Note, dated January 27, 2009 (the "Agreement"), pursuant to which Lenders have agreed to establish, on the terms and conditions set forth in the Agreement, a line of credit for Borrower in an aggregate principal amount not to exceed $15.0 million; and

WHEREAS, the parties desire to enter into this Amendment pursuant to Section 18(e) of the Agreement to memorialize certain understandings and agreements among them with respect to the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

  Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Agreement.

  Payment. Lenders hereby acknowledge receipt of a cash payment on the amounts owing under the Line of Credit in the aggregate amount of $3,341,078.63, which amount has been paid on the date hereof and applied in accordance with Section 4 of the Agreement and split among the Lenders on a pro rata basis based on the aggregate amounts that have been advanced by each Lender as of the date of this Amendment. Immediately following such payment, Lenders acknowledge that the aggregate outstanding principal balance under the Line of Credit shall be $10,473,000. Lenders also hereby acknowledge receipt of a cash interest payment of $441,078.63, which amount represents all accrued interest owing under the Line of Credit.

  Promise to Pay; Interest. Section 2 of the Agreement shall be amended in its entirety to read as follows:

  "SECTION 2. Promise to Pay; Interest.

  a. For value received, the undersigned Borrower promises to pay to the order of each Lender, at the address set forth opposite such Lender's name on Exhibit A hereto or at such other place as such Lender may designate in writing from time to time, in lawful money of the United States of America and in immediately available funds, any principal amounts advanced by such Lender under the Line of Credit up to the amount of such Lender's commitment amount set forth opposite such Lender's name on Exhibit A, and such additional amounts that such Lender agrees to advance hereunder, with interest thereon in like lawful money, payable in the manner and on the terms set forth in this Agreement. Any unpaid principal balance due under this Agreement from time to time shall bear interest from the date of each advance until paid at the rate of ten percent (10%) per annum. Interest shall be calculated on the basis of a 365-day year using the actual number of days elapsed divided by 365. Any payment made by Borrower in the form of cash is referred to herein as a "Cash Payment."

  b. Notwithstanding anything to the contrary set forth in this Agreement, Borrower, in its sole and absolute discretion, may choose to satisfy any amounts due and owing to Lenders under this Agreement by delivering to Lenders an equity instrument of Borrower (an "Equity Payment") and by providing Lenders with advance notice of such election. The terms of the Equity Payment must be mutually agreeable by the Borrower and the Lenders. c. If Borrower elects to make an Equity Payment to the Lenders in accordance with Section 2(b), each Lender agrees to deliver a certificate immediately prior to such Equity Payment stating that the representation and warranties of such Lender as set forth in this Agreement are true and correct as of the date of the certificate; provided that a Lender is not required to deliver such certificate if such representations and warranties with respect to such Lender are not, in fact, true and correct, in which case Borrower may not satisfy amounts owing to such Lender in the form of an Equity Payment unless the securities underlying such Equity Payment have been registered under the Securities Act (as defined below). Notwithstanding any provision contained in this Agreement, the parties acknowledge and agree that no Equity Payment shall constitute an offering of securities by Borrower until such time as Borrower has notified Lenders of its election to make such Equity Payment, and Borrower hereby reserves the right to pay any amount due and owing under the Line of Credit in the form of a Cash Payment. To the extent Borrower elects to pay any amount due and owing under the Line of Credit in the form of an Equity Payment, such equity instrument shall be included in the definition of the "Securities" contained in Section 6 of this Agreement."

  Maturity and Repayment. Section 4 of the Agreement shall be amended in its entirety to read as follows:

  "SECTION 4. Maturity and Repayment.

  a. The entire principal balance and all accrued but unpaid interest under this Agreement shall be due and payable in full on the Maturity Date. For purposes of this Agreement, the "Maturity Date" means July 31, 2010. Any outstanding amount not paid within ten (10) days after the Maturity Date shall be subject to a late charge equal to four percent (4%) of the amount which is delinquent. All payments received hereunder shall be (x) applied, first, to late charges and expenses reimbursable to Lenders; second, to accrued interest; and the balance, if any, to the reduction of principal and (y) split among the Lenders on a pro rata basis based on the aggregate amounts that have been advanced by each Lender at the time of the applicable payment."

  b. At any time or from time to time on or after November 15, 2009, Lenders that have funded a majority of the then-outstanding principal balance under the Line of Credit shall have the right to demand that one or more payments representing all or part of the outstanding balance be made on the Line of Credit ("Lenders' Demand"). Promptly after a Borrower's Demand is made, Borrower shall make a Cash Payment or an Equity Payment to satisfy the requirements of such Borrower's Demand..

  5. Default. Section 10(e) of the Agreement shall be amended in its entirety to read as follows:

  "e. Borrower shall: (1) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (2) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property; or (3) have commenced against it any action or proceeding for the appointment of a trustee, receiver, or other custodian and such action or proceeding is not dismissed within 30 days of the date thereof or a trustee, receiver, or other custodian is appointed for all or any part of its property; or (4) commence with respect to it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction; or (5) have commenced against it any proceeding seeking a decree or order for relief in respect to Borrower under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or similar statute of any jurisdiction, and such proceedings shall remain undismissed or unstayed for sixty (60) days or more or a decree or order is entered granting the relief sought in such case."

  Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

  Facsimile Signature. This Amendment may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

  No Other Amendments. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

BORROWER:

RASER TECHNOLOGIES, INC.

By: /s/ Brent M. Cook

Name: Brent M. Cook

Title: CEO

LENDERS:

RADION ENERGY, LLC

By: /s/ Kraig T. Higginson

Name: Kraig T. Higginson

Title: Manager _

OCEAN FUND, LLC

By: /s/ Ned Warner

Name: Ned Warner

Title: Manager _

PRIMARY COLORS, LLC

By: /s/ Ty D. Mattingly

Name: Ty D. Mattingly

Title: Managing Director_______________

/s/ R. Thomas Bailey

R. THOMAS BAILEY